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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instructions 1(b).     Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

      Simpson                      Murray                             S.
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        (Last)                      (First)                        (Middle)

      1300 Post Oak Blvd., Ste. 1220
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                                   (Street)

      Houston                         TX                             77056
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

      U.S. Concrete, Inc. (RMIX)
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3.  I.R.S. or Social Security Number of Reporting Person

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4.  Statement for Month/Year

      January/2000
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5.  If Amendment, Date of Original (Month/Year)

      February/2000
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6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [_] 10% Owner
    [X] Director
    [_] Officer  (give title below)
    [_] Other  (specify below)

7.  Individual or Joint Group Filing (check applicable line)

    [X] Form Filed by One Reporting Person

    [_] Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 3)    -----------------------      Owned at the        Direct       Bene-
                                Day/         ---------                                  end of              (D) or       ficial
                                Year)         Code V                                    Month               Indirect     Owner-
                                                                 (A) or                 (Instr. 3 and 4)    (I)          ship
                                                        Amount   (D)        Price                           (Instr. 4)   (Instr. 4)
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

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
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

Form 5 (continued)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/             ----------             Disposed of (D)
                                      Deriv-              Day/                  Code V               (Instr. 3, 4 and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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
    Stock Options (right to buy)      8.00                5/28/99               A                       10,000
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


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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 ------------------------------------------------                            Owned                 (D) or             ship
 Date          Expira-                  Amount or                            at End                Indi-              (Instr. 4)
 Exer-         tion         Title       Number of                            of Month              rect (I)
 cisable       Date                     Shares                               (Instr. 4)            (Instr. 4)
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
   11/28/99    5/28/2004  Common Stock   10,000                               10,000                  D
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

Explanation of Responses:


       /s/ Murray S. Simpson                  6/19/00
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.